UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No.__)*


                           Q COMM INTERNATIONAL, INC.
              ----------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
              ----------------------------------------------------
                         (Title of Class of Securities)

                                    74727M306
              ----------------------------------------------------
                                 (CUSIP Number)

                                  April 7, 2005
              ----------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  74727M306

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1.   Names of Reporting Persons. JURIKA FAMILY TRUST, U/A 1989


     I.R.S. Identification Nos. of above persons (entities only).

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2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)

     (b)  X

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3.   SEC Use Only

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4.   Citizenship or Place of Organization--UNITED STATES

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Number of      5.   Sole Voting Power---548,170 shares
Shares         -----------------------------------------------------------------
Beneficially   6.   Shared Voting Power---0 shares
Owned by       -----------------------------------------------------------------
Each           7.   Sole Dispositive Power--548,170 shares
Reporting      -----------------------------------------------------------------
Person With    8.   Shared Dispositive Power---0 shares
--------------------------------------------------------------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person---548,170 shares

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10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)

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11.  Percent of Class Represented by Amount in Row (9) 9.9% (this percentage is calculated based on 548,170 shares held directly by the Jurika Family Trust, U/A 1989).

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12.  Type of Reporting Person (See Instructions) OO (family trust)

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


Item 1.

(a)  Name of Issuer

     Q COMM INTERNATIONAL, INC.

(b)  Address of Issuer's Principal Executive Offices

     510 EAST TECHNOLOGY AVENUE
     BUILDING C, OREM, UTAH 84097

Item 2.

(a)  Name of Person Filing

     JURIKA FAMILY TRUST, U/A 1989

(b)  Address of Principal Business Office or, if none, Residence

     2030 FRANKLIN STREET, SUITE 210
     OAKLAND, CALIFORNIA 94612

(c)  Citizenship

     UNITED STATES

(d)  Title of Class of Securities

     COMMON STOCK

(e)  CUSIP Number

     74727M306

Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)   [  ]  Broker or dealer registered under section 15 of the Act
            (15 U.S.C. 78o).

(b)   [  ]  Bank is defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   [  ]  Insurance company as defined in section 3(a)(19) of the Act
            (15 U.S.C. 78c).

(d)   [  ]  Investment company registered under section 8 of the Investment
            Company Act of 1940 (15 U.S.C. 80a-8).

(e)   [  ]  An investment adviser in accordance with Section
            240.13d-1(b)(1)(ii)(E);

(f)   [  ]  An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

(g)   [  ]  A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G);

(h)   [  ]  A savings associations as defined in Section 3(b) of the Federal
            Deposit Insurance Act (12 U.S.C. 1813);

(i)   [  ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [  ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)  Amount beneficially owned:      548,170 shares.
                                  ------------------
(b)  Percent of class:                9.9%
                                  -----------
                           (this percentage is calculated based on 548,170 shares held directly by the Jurika Family Trust, U/A).

(c)  Number of shares as to which the person has:

         (i)      Sole power to vote or to direct the vote

                  548,170 shares.
                  ---------------

         (ii)     Shared power to vote or to direct the vote

                  0  shares.
                  ----------

         (iii)    Sole power to dispose or to direct the disposition of

                  548,170  shares.
                  ----------------

         (iv)     Shared power to dispose or to direct the disposition of

                  0  shares.
                  ----------

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class

N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

William K. Jurika and Michelle Jurika are beneficiaries of the Jurika Family Trust, U/A 1989 which holds 548, 170 of the Q Comm International, Inc. shares reported in this Schedule.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

N/A

Item 8.  Identification and Classification of Members of the Group.

N/A

Item 9.  Notice of Dissolution of Group

N/A

Item 10. Certification

       (a) The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(c):

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Date: April 25, 2005


                                 Ronald S. Poelman
                                 -----------------------------------------------
                                 Attorney-in-fact, Jurika Family Trust, U/A 1989

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18.U.S.C.)